Exhibit 4.37

Supplemental Agreement of

Investment Cooperation Agreement

No.: SK-LX 220325

This Agreement is executed by the following Parties as of [], 2022 in Beijing, the People’s Republic of (hereinafter referred to as “PRC”):

Party A 1: Pan Heyong, ID card number: ******************

Telephone: ******************

Email: ******************

Address: ******************

(Note: the delivery address of Party A 2 to Party A 10 is consistent with that of Party A 1. It shall timely notify the Parties in writing of any change therein.)

Party A 2: Jiang Lihua, ID card number: ******************

Party A 3: Pan Xinxin, ID card number: ******************

Party A 4: Wang Qingqing, ID card number: ******************

Party A 5: Pan Heshi, ID card number: ******************

Party A 6: Zhao Zeping, ID card number: ******************

Party A 7: Ye Fuying, ID card number: ******************

Party A 8: Jiang Haitao, ID card number: ******************

Party A 9: Jiang Songtao, ID card number: ******************

Party A 10: Jiang Hongtao, ID card number: ****************** (hereinafter collectively referred to as “Party A”)

Party B: Zhejiang Lishui Mengxiang Education Development Co., Ltd., Unified Social Credit Code:913311007315134241; a limited liability company legally incorporated and validly existing in Lishui, China; Address: No. 818 Hua Yuan Road, Liandu District, Lishui City, Zhejiang Province (hereinafter referred to as “Mengxiang Education”)

Contact person: Mao Hailing

Telephone: ******************

Email: ******************

Address: ******************

Party C: Beijing Shangkun Education Technology Development Co., Ltd., Unified Social Credit Code: 91110116MA007C0F09; a limited liability company legally incorporated and validly existing in Beijing; Address: Room 402, 4/F, Main Building, No. 22 Baiqiao Avenue, Dongcheng District, Beijing (hereinafter referred to as “Shangkun Kefa”)

Contact person: Pan Heyong

Telephone: ******************

Email: ******************

Address: ******************

Party D 1: Beijing Shangkun Education Holdings Group Co., Ltd., Unified Social Credit Code: 9111000005726164XY; a limited liability company legally registered and validly existing in Beijing, China; Address: Room 405, Main Building, 22 Baiqiao Avenue, Dongcheng District, Beijing (hereinafter referred to as “Shangkun Group”)

Contact person: Pan Heyong

Telephone: ******************

Email: ******************

Address: ******************

Party D 2: Langfang City Rail Transit Technical School, Unified Social Credit Code: 52131000336152016W; a private non-enterprise unit legally incorporated and validly existing in Langfang, China; Address: Middle Langwan Road, Guangyang District, Langfang City, Hebei Province

Contact person: Qi Yuhai

Telephone: ******************

Email: ******************

Address: ******************

Party E 1: Beijing Pengxiang Tianxia Education and Technology Co., Ltd., Unified Social Credit Code: 91110108MA7DX8TY6N; a limited company legally incorporated and validly existing in Beijing; Address: Annex 42108, 4/F, No. 69 Zizhuyuan Road, Haidian District, Beijing (hereinafter referred to as “Target Company”)

Contact: Xu Jianling

Telephone: ******************

Email: ******************

Address: ******************

Party E 2: Kuang Mei, ID card number: ******************

Telephone: ******************

Email: ******************

Address: ******************

Party E 3: Xu Jianling, ID card number: 130626198705232621

Telephone: ******************

Email: ******************

Address: ******************

(The above collectively referred to as “Party E”.)

(The above Parties are collectively referred to as “Parties”, and each a “Party”.)

Whereas:

1.

Party A, Party B, Party C and Party D have entered into the Investment Cooperation Agreement (SK-LX 210720) (hereinafter referred to as “Original Agreement”) on July 27, 2021; Mengxiang Education shall provide Shangkun Kefa with convertible bond financing in accordance with the Original Agreement so that Mengxiang Education enjoy the creditors’ rights under the Original Agreement;

2.	As of the date hereof, Mengxiang Education has provided a total of RMB 100,000,000 convertible bond funds, and such funds have been fully used;

3.

After the execution of the Investment Cooperation Agreement, Party A failed to take the lead in completing the internal restructuring and financial standardized work as set forth in the Original Agreement, and failed to realize the Performance Valuation Adjustment Mechanism as provided for in the Original Agreement. Based on actual situation, the Parties are proposed to make necessary supplemental agreements to the terms of the debt transfer to the equity interests of Beijing Pengxiang Tianxia Education and Technology Co., Ltd. as set forth in the Investment Cooperation Agreement and other relevant terms.

In accordance with the Civil Code of the People’s Republic of China, the Company Law of the People’s Republic of China and other relevant laws, regulations, rules and regulatory documents, the Parties have agreed equally and voluntarily upon the following agreements through negotiation:

Article I. Debt Conversion Arrangement

1.1	Confirmation of Amount of Converted Debt: the Parties confirm that the amount of the debt to be converted to equity hereunder shall be RMB 53,400,000.

1.2	Conversion Valuation

1.2.1	Fundamental Valuation

The Parties confirm that the fundamental valuation of the Target Company (subject to the valuation adjustment mechanism set forth in Article 1.2.2 hereof) is as follows:

(1) Langfang City Rail Transit Technical School (hereinafter referred to as “Langfang School”) valued based on the enrolment of students in 2022, plus fixed assets which converted into RMB 5,000,000 (including 3D printing equipment, simulation chamber, artificial intelligence equipment, unmanned aerial vehicles, vehicles and office equipment, see Annex I: Schedule of Inventory of Langfang School Assets).

The expenses incurred by Langfang School before December 31, 2021 shall be borne by Party A. All tuition fees and other receivables of Langfang School shall be used to offset the rents for the first half of 2022 (that is, the rent for the school building prior to June 30, 2022 shall be borne by Party A).

Based on the above, the total basic valuation of Langfang School is RMB 22,000,000.

(2) Beijing Chuangmei Weiye Enterprise Management Co., Ltd. (hereinafter referred to as “Chuangmei Weiye”): valued at 6x P/E ratio of RMB 30,000,000 based on estimated after-tax net profit of RMB 5,000,000 in 2022 and minus the advance receipts of approximately RMB 1,600,000 received by Party A as of December 31, 2021 which Chuangmei Weiye can continue to perform the obligations.

Based on the above, the basic valuation of Chuangmei Weiye is RMB 28,400,000.

The prepayment and business margins of approximately RMB 3,700,000 that have been received by Party A as of December 31, 2021 and which Chuangmei Weiye cannot perform the obligations shall be borne and repaid by Party A; the loan balance of approximately RMB 8,100,000 and the accrued interest of approximately RMB 320,000 shall be borne and repaid by Party A in a timely manner. Party A shall make the above payment to the account designated by Mengxiang Education or the Target Company prior to the agreed repayment date in accordance with the notice of Party B. In the event that Party A fails to make payment in time as agreed in the preceding clause, the Target Company may advance the principal and interest of the loan upon execution of a written supplemental agreement with Party A 1, and request Party A to promptly pay the principal and interest of such advanced loan and corresponding liquidated damages to the Target Company as notified by the Target Company. The liquidated damages shall be calculated on a daily basis at the rate of 50% more than the applicable interest rate of the loan principal and interest under the contract for the period from the due repayment date set forth in the Loan Agreement to the date on which the advanced loan principal and interest are repaid in full. The Parties confirm that this advance payment arrangement is a part of the entire arrangement under the Investment Cooperation Agreement, and shall not be subject to relevant laws and regulations and judicial interpretations of private lending. The calculation method of liquidated damages shall be binding upon the Parties, and neither Party shall claim its invalidity or partial invalidity based on a limit of more than four times the LPR.

(3) Cooperation project of Hainan Jiangcai Vocational Skills Training School Co., Ltd. (“Hainan Campus”), based on the number of students enrolled in Hainan Campus upon the opening of 2022, plus fixed assets valuation of RMB 4,500,000 (See Annex II: Schedule of Asset Inventory of Hainan Campus), minus the advance receipts of approximately RMB 1,500,000 that have been received by Party A as of December 31, 2021 and can continue the performance of the contract.

Based on the foregoing, the basic valuation of Hainan Campus is RMB 3,000,000.

(4) The basic valuation of the assets listed in the aforesaid (1) to (3) amounts to RMB 53,400,000 in aggregate.

(5) The fixed assets required for the operation of the headquarters of the Target Company shall not be valued separately (See Annex III: Schedule of Asset Inventory of Beijing Pengxiang Tianxia Education and Technology Co., Ltd.). All of the assets listed in Annex I to Annex III shall be owned by the Target Company, and controlled and used by Party B as of the date of delivery.

1.2.2	Valuation Adjustment Mechanism

(1) The enrollment of Langfang School in 2022 shall be no less than 1,000 students. If the enrollment is less than the estimated enrollment, the valuation will be reduced by RMB 5,000 for the shortage of each student. Party A, Party C and Party D shall ensure that the Campus can continue to be used steadily and continuously, or the new Campus can be put into normal use. If the normal use of the Campus cannot be guaranteed, the valuation will be adjusted to 0, and Party B or the Target Company shall have the right to return to Langfang School to Party A at its original valuation and require Party A to immediately repay the corresponding amount of debt and the interest calculated daily at the rate of 8% (simple interest per annum).

(2) If the after-tax net profit of Chuangmei Weiye in 2022 is less than RMB 5,000,000, the valuation will be reduced in accordance with the proportion of the actual profit to the anticipated profit based on the fundamental valuation.

(3) The enrollment of Hainan Campus in 2022 should not be less than 250 students. The buildings and accommodation conditions of the Hainan Campus shall be normal and continuous. If not, Mengxiang Education will have the right to adjust the valuation of Hainan Campus, and the adjustment mechanism is as follows: the valuation will be reduced by RMB 5,000 for the shortage of one student to be enrolled in 2022; if the campus cannot continue its cooperative operation normally, the valuation will be reduced to 0, and thereafter Party B or the Target Company will have the right to return to Hainan Campus to Party A at the original valuation, and require Party A to immediately repay the corresponding amount of debt and the interest calculated daily at the rate of 8% (simple interest per annum).

(4) If, upon subsequent audit, the actual value of the assets and business transferred to the Target Company is far lower than the above valuation of expectations or estimates, the valuation shall be adjusted according to the actual value. If any breach of contract is involved, the provisions on liabilities for breach of contract set forth in this Agreement shall apply.

The Parties shall review the performance indicators for year 2022 at the beginning of 2023 and make valuation adjustment based on the actual results. If the actual results significantly exceed the performance indicators, the valuation of the above equity investment may be appropriately increased, and the specific method of increase shall be separately agreed upon by and among the Parties through negotiation.

1.3

Shareholding Percentage: Based on the above valuation, Mengxiang Education shall have the right to acquire 100% of the equity interests in the Target Company at the value of RMB 53,400,000. Party E 2 and Party E 3 shall provide necessary cooperation to complete the equity transfer arrangement. Based on the arrangements regarding offsetting debts with the assets/equity of the Parties under the Investment Cooperation Agreement and this Agreement, the Parties confirm that the cost for the acquisition of the equity interests in the Target Company by Mengxiang Education shall be RMB 53,400,000, and Mengxiang Education shall not be required to pay any equity transfer consideration to the Existing Shareholders of the Target Company. After the Closing, the obligation to subscribe for the registered capital of the Target Company and its subsidiaries shall belong to Mengxiang Education.

1.4

Implementation of the Debt to Equity Conversion hereunder: On the effective date of this Agreement, the Parties shall complete the Closing and the transfer of control in accordance with the provisions of this Agreement and use their best efforts to cooperate with each other to carry out the satisfaction of the conditions precedent at the time determined by this Agreement as soon as practicable to give effect to the debt for equity conversion arrangement set forth herein. If the debt for equity conversion arrangement hereunder is necessary to be adjusted based on the results of subsequent audits, the Parties shall otherwise confirm in writing.

1.5

Confirmation and Repayment of Remaining Debt: after the completion of the debt for equity conversion arrangement hereunder, the interest on the remaining debt owed by Shangkun Kefa to Mengxiang Education shall be RMB 46,600,000 at an annualized simple interest rate of 8% calculated on a daily basis from August 9, 2021. Shangkun Kefa shall continue to have the repayment obligation and is required to repay the principal and interest in full prior to December 31, 2022. For the remaining debt of RMB 46,600,000 and the interest accrued thereon, Mengxiang Education shall have the right to select other assets and businesses beneficially owned by Party A, as recognized by Mengxiang Education, to implement the relevant debt for equity conversion arrangement. The specific valuation of which shall be determined by parties to be determined separately. If the Parties fail to reach an agreement on a debt for equity conversion arrangement or asset for debt repayment arrangement in respect of the remaining debt of RMB 46,600,000 and the interest accrued thereon, before the settlement of all debts under the Investment Cooperation Agreement, the other assets and businesses beneficially owned and/or controlled by Party A shall not be disposed of to any party other than Party B or Party B’s designee (s).

The security arrangement of the remaining debt of RMB 46,600,000 yuan shall continue to apply to the relevant provisions of the Investment Cooperation Agreement, and the security measures set forth in Article 5 of the Investment Cooperation Agreement shall remain binding on the Parties.

Article II. Conditions Precedent to Effectiveness of Closing and Debt for Equity Transfer Arrangement

2.1	Closing Date: The Parties confirm that the Closing Date shall be the effective date of this Agreement.

2.2	Closing:

(1) Party A shall hand over the control of the Target Company to Party B, including but not limited to delivering the official seal, business license, bank account information, online banking passwords and USB shield, qualification certificates, valid contracts and other legal documents of the Target Company to Party B. And the assets listed in Annex I, Annex II and Annex III shall be handed over to Party B’s control and use no later than the Closing Date.

(2) Within five workdays after the date of this Agreement, the Parties shall complete the application document for registration of equity transfer with the relevant market regulator, and submit the application for business change within five workdays.

2.3	The conditions precedent to the effectiveness of this arrangement of debts for equity transfer as set forth in this Agreement include:

（1）	This Agreement has been duly executed and delivered by the Parties in original forms.

（2）	The Closing as set forth in this Agreement has been actually and validly completed.

（3）	Party B has completed audit of the Target Company.

（4）

The assets and businesses included in the valuation of the equity transfer hereunder have been transferred to the Target Company and are under the actual control of the Target Company, and the beneficial rights and interests in Langfang School have been transferred to the Target Company in a manner approved by Party B, and the Target Company has placed the Langfang School under the actual control.

（5）

The Parties shall have entered into the Equity Transfer Agreement and other necessary legal documents and completed the commercial amendment registration in respect of the debt for equity transfer hereunder with the competent market regulatory authority.

（6）	The assets and businesses included in the Target Company shall have no material adverse change in respect of legal or financial affairs.

（7）

The representations, warranties and covenants made by Party A, Party C and Party D hereunder shall remain true, accurate and complete, and there is no substantial violation of the Investment Cooperation Agreement.

（8）	The Transaction shall be subject to such necessary internal and external approval/filing as the board of directors of the Parties, shareholders’ meeting and stock exchange.

2.4

The arrangement of debts for equity transfer as set forth herein shall become effective only after the satisfaction of the conditions precedent. The Parties shall actively and in good faith procure the satisfaction of the conditions precedent.

2.5	Mengxiang Education shall have the right to waive all or part of the conditions precedent or delay the fulfillment of the conditions precedent in its sole discretion.

2.6

If the conditions precedent are not satisfied by April 30, 2022, the Parties shall negotiate to resolve the matter by delaying or decreasing the valuation of the Parties. If the Parties fail to reach an agreement, Mengxiang Education shall have the right to terminate the debt for equity transfer hereunder.

Article III. Subsequent Debt-to-Equity Convertion and Asset-offsetting Debts Arrangement

3.1

The Parties agree that with respect to the remaining debt of RMB 46,600,000 and the interest accrued thereon, Mengxiang Education shall have the right to conduct the subsequent debt for equity transfer or debt offset arrangement with respect to the following assets beneficially held by Party A (Mengxiang Education shall have the priority to conduct cooperation based on the determination of the valuation separately negotiated):

(1) Shandong Intelligent Manufacturing Technology Vocational Institute and its affiliates (“Weifang Higher Vocational College Program”): in principle, the valuation shall be determined based on the net assets, and the subsequent debt for equity transfer or debt offset arrangement shall be agreed upon.

(2) Anhui Travel Service Construction Co., Ltd. and Anhui Tourism Vocational College held by it (“Anhui Travel Institution Program”): Party A shall be responsible for liaison and negotiation with the government about the Anhui Travel Institution Program; based on the results of the liaison and negotiation between Party A and the government, if Party B approves the Anhui Travel Institution Program, Party B has the right to request change the relevant assets or interests in the Anhui Travel Institution Program to be controlled or owned by Mengxiang Education or its designated person; the valuation of the Project shall be then agreed upon and confirmed by the Parties.

3.2

Mengxiang Education shall have the right to further check the other assets and businesses beneficially owned by Party A under the Investment Cooperation Agreement, choose the assets or businesses it approves to implement the subsequent debt for equity transfer or asset-offsetting arrangement and have the priority to implement the subsequent cooperation. The valuation of the relevant assets shall be determined by the Parties through negotiation, with the cooperation of Party A. The Parties agree that with respect to the remaining debt of RMB 46,600,000 and the interest accrued thereon, if the Parties fail to reach an agreement on subsequent debt for equity transfer or asset-offsetting debt offset arrangement, Party A shall not dispose of any assets and businesses it actually beneficially owns without the written consent of Party B before the completion of settlement of all debts under the Investment Cooperation Agreement.

3.3

With respect to the trusteeship of the students admitted to the joint schooling of Langfang Campus to Langfang School, the Parties shall separately negotiate and enter into a separate agreement on the basis that the trusteeship fee for each student is not less than RMB 5,000 per year.

3.4

As the payment conditions and transfer conditions for the convertible loan as provided for in the Investment Cooperation Agreement have changed and the valuation basis of Shangkun Kefa has also changed, the implementation of the second installment and third installment of the convertible loan as provided for in Article 3 of the Investment Cooperation Agreement shall be ceased. Mengxiang Education may continue to provide debt funds, re-determine the investment amount and select or accept arrangements for debt for equity transfer/debt offset by assets/equity investment based on the subsequent selection of the conditions of the assets and business in the possession and control of Party A.

3.5

If the Parties fail to complete the screening of the assets business and execution of the agreement to convert all the remaining amount of the debt and the accumulated interest thereof into equity prior to December 31, 2022 in accordance with the principles stipulated in this Article, Party B shall have the right to request Party A, Party C and Party D to immediately repay the principal of the remaining amount of the convertible loan and the interest accrued thereon; if not repaid, Party B shall exercise the rights of creditors under laws and contracts, including without limitation, enforcing the guarantee measures under the Investment Cooperation Agreement.

3.6

Within 30 days from the date on which the condition for change of the sponsor of Langfang School to the Target Company is satisfied, the Parties shall complete the modification registration of the sponsor in a timely manner in accordance with this Agreement.

Article IV. Covenants and Representations of Party A, Party C and Party D

4.1

The warranties, covenants and representations of Party A, Party C and Party D under the Investment Cooperation Agreement shall remain valid and legally binding on such Party A, Party C and Party D unless inconsistent with the arrangements of conversion of debts into equity as provided for herein.

4.2

Party A, Party C and Party D covenant and warrant that the assets and businesses included in the conversion valuation hereunder shall have no occurred, ongoing or potential disputes over creditor’s rights and liabilities (including without limitation undisclosed bank loans, refunds of advance receipts due to failure in performance of obligations, etc.) or infringement, shall be free of restrictions on rights in any form such as mortgage, pledge, lease and priority, shall not be seized, detained or frozen, and shall not be subject to additional payment of taxes, administrative penalty, litigation indemnity, or payment of social insurance and housing fund. In case of any of the above circumstances, relevant liabilities shall be borne by Party A, Party C and Party D (Party A, Party C and Party D shall be responsible for performing or otherwise properly handling the relevant unperformed and undisclosed contracts), and Party A, Party C and Party D shall be responsible for eliminating such adverse effect and assume the relevant liability for breach of contract.

4.3

Party A, Party C and Party D covenant that all licenses and qualifications necessary for the business transferred to the Target Company have been legally obtained and held, that the business operations thereof are in conformity with applicable laws and there exists no foreseeable circumstance under which any license or qualification will be revoked, cancelled or not renewed.

4.4

Party A, Party C and Party D covenant that they, the Target Company and the operating entities under it shall have no undisclosed external guarantee, no significant litigation, arbitration or potential significant dispute, or no undisclosed significant violation of laws and regulations or administrative penalty or pending administrative or criminal investigation or prosecution.

4.5	Party A, Party C and Party D covenant that the execution and performance of this Agreement will not cause any violation of any existing agreements of the Target Company.

4.6

Party A, Party C and Party D covenant that at present, there does not exist and in the reasonable foreseeable future, adverse circumstances in respect of industry, law, finance, technology, etc., which may have a substantial adverse effect on the assets and business undertaken by the Target Company.

Article V. Subsequent Obligations of the Parties

5.1

Non-Competition: Party A, Party C, Party D and their affiliates shall not engage in any business in competition with the Target Company on their own or entrust others to do so to damage the business opportunities that would have belonged to the Target Company, except for reasonable causes and as confirmed by Mengxiang Education in writing (for example, substantial competition is not constituted from different geographic areas or customer groups). Party A has truthfully and fully disclosed to Mengxiang Education the assets and business beneficially owned by Party A which may constitute competition with the Target Company, and Mengxiang Education recognizes such matters based on the principle of substance over form.

The Parties hereby agree that Party A, Party C and Party D warrant that Chuangmei Weiye can engage, independently and without limitation, in the business related to human resources originally operated by the commercial group and that Party A, Party C, Party D and their respective affiliates shall not operate any business possibly in competition with Chuangmei Weiye on their own or entrust others to operate any business (except for the business acknowledged by Party B in writing), and any breach of the non-competition obligation set forth in this clause shall constitute a substantial breach, and such breach shall bear relevant liabilities under laws and this Agreement. Mengxiang Education shall have the right to request Party A, Party C and Party D to jointly and severally bear liquidated damages in the amount of RMB 10,000,000 or elect to return Chuangmei Weiye to Party A and/or Party C and/or Party D at a price of RMB 40,000,000.

5.2

Salaries and other expenses and payables of the Target Company before the end of December 2021 shall be borne by Party A separately and paid directly to the relevant parties upon the confirmation of Mengxiang Education or paid to the Target Company as notified by Mengxiang Education, and the Target Company shall arrange the expenditure. The payables by the Target Company to its employees and its Affiliates (including but not limited to salaries owed to the Target Company’s employees and deductions of profits) shall be confirmed by the relevant Parties in writing, and the salaries shall be paid no later than March 31, 2022, and the other payments shall be paid no later than December 31, 2022.

5.3

If Party A, Party C and Party D fail to timely pay the debts undertaken by them (including without limitation, the bank loans granted by the Target Company and refund of advance receipts due to Party A, Party C and Party D shall be responsible for properly settling the matter, and shall compensate Mengxiang Education for the losses suffered thereby.

5.4

Continuous Participation: Upon the completion of the conversion of debts into equity, Party A shall continue to provide consulting support to the Target Company, and if Party A is required to be involved in such matters as maintenance of business relationship and government resources in the subsequent operation of the Target Company, Party A agrees to actively provide support to assist in realizing the steady transfer of the Target Company and the stability and continuity of business.

5.5

Integrity of Assets: Party A, Party C and Party D agree to take necessary measures to cause the assets and business taken over by the Target Company to be independent and complete, and the assets and business that are not included in the Target Company shall not have any adverse effect on, or constitute restriction or obstacle to, the business development of the Target Company.

5.6

If Mengxiang Education needs to engage an intermediary to conduct audit or due diligence on the Target Company, needs to obtain relevant information regarding the assets and business of the Target Company and needs assistance and cooperation from Party A, Party C and Party D (including, without limitation, execution of necessary documents or provision of necessary information), Party A, Party C and Party D shall cooperate accordingly. The relevant information provided or documents required to be signed shall be jointly confirmed by Party A, Party C, Party D and Mengxiang Education.

5.7

If the performance of this Agreement requires cooperation and assistance from Party A, Party C, Party D and their Affiliates and the Concerted Parties (not parties to this Agreement), Party A shall be responsible for coordinating and cooperating in a unified way to procure the performance of this Agreement.

Article VI. Obligation of Mengxiang Education

6.1

Subject to the satisfaction of the agreed conditions for equity transfer, Mengxiang Education shall cause the debt-to-equity transfer to become effective based on the agreed valuation and release the debts of Party C in accordance with this Agreement, to the extent of a value acceptable to the Parties.

6.2

After Mengxiang Education obtains the actual control and operation right of the Target Company, it shall carry out its operation in a legal and compliant manner and properly handle the transfer of the assets, business, finance, personnel and other things.

6.3	After Mengxiang Education obtains the actual control and operation right of the Target Company, Mengxiang Education shall actively cooperate on the subsequent audit work.

Article VII. Taxes

7.1

The Parties agree that the income taxes paid to the transferor of the equity interests and the consulting service fees for the transaction involved in the Debt-to-Equity Transfer shall be borne by Party A, Party C and Party D, and other taxes and fees shall be borne by the Parties respectively according to law.

7.2

Party B shall have the right to choose to bear and pay the income taxes paid to the transferor of the equity interests and the consulting service fees for the transaction and other transaction taxes and fees involved in the Debt-to-Equity Transfer, and adjust the valuation accordingly. The Parties shall enter into a necessary supplemental agreement separately then, under which Party A, Party C and Party D shall cooperate.

Article IIX. Confidentiality

8.1	Either Party shall keep confidential any information (hereinafter referred to as “Confidential Information”) relating to the following matters:

(1) the negotiation process, existence and contents of this Agreement;

(2) all information provided by the other Party to it as a result of the negotiation, execution and performance of this Agreement.

Without the prior written consent of the other Party, neither Party shall use any confidential information for its own business purposes or for any other purposes or disclose to any third party any Confidential Information. However, the following statutory and agreed circumstances shall be excluded: disclosure of information by a Party to its professional advisors who are bound by the obligation of confidentiality; disclosure of information that is independently developed by a Party or acquired from the third party that has the right to disclose it or becomes generally known to the public; disclosure of information required to be made by laws, rules of any stock exchange, or binding judgments, orders or requirements made by any court, regulatory body or other governmental authority with jurisdiction; or disclosure of information required to be made in the process of any regulatory or governmental proceedings.

Article IX. Liability for Breach of Contract

9.1

The failure of any Party to this Agreement to make representations, covenants, warranties and other obligations under this Agreement shall constitute a breach of contract, and such Party shall bear the liability for breach of contract in accordance with the applicable laws and the provisions of this Agreement. Relevant provisions of the Investment Cooperation Agreement shall apply to the scope and calculation of losses.

9.2	If Party A, Party C or Party D breaches this Agreement, Mengxiang Education shall have the right to terminate this Agreement, and claims:

(1) All of its claims against Party A, Party C and Party D shall become immediately due, and in this case, Party B shall request Party A, Party C and Party D to repay the principal and interest of the debts jointly and severally (the method of calculation shall be set forth in the Investment Cooperation Agreement) and pay 30% of the aggregate principal and interest as liquidated damages; and/or

(2) Party B shall have the right to request Party A and/or Party C and/or Party D to repurchase the equity interests in the Target Company that belong to Party B upon the effectiveness of the debt transfer arrangement hereunder, and, unless otherwise agreed upon herein, the repurchase price shall be the highest of the following plus 30% of premium: 1. The amount of all the principal and interest of the debts having been transferred; 2. The corresponding portion of the net assets of the Target Company that corresponds to the equity interest held by Party B at that time; 3. The corresponding portion of the appraisal value of the Target Company that corresponds to the equity interest held by Party B at that time; and 4. The corresponding portion of the equity interest held by an independent third party in the investment valuation of the Target Company.

(3) If Party A, Party C or Party D breaches the agreement with respect to the transferred assets and businesses hereunder, Mengxiang Education shall have the right to claim liabilities for breach of contract with respect to such specific assets or businesses independently and partially terminate this Agreement. In such a case, Mengxiang Education shall have the right to request Party A and/or Party C and/or Party D to repurchase such specific assets and businesses or pay liquidated damages with respect to such specific assets and businesses.

(4) As the actual controller, Party A 1 shall have the obligation to coordinate the full performance of this Agreement by all members of Party A, Party C and Party D, as well as Party E (as applicable). With respect to the liabilities for breach of contract agreed under the Investment Cooperation Agreement and this Agreement, Party B may elect to claim all the rights against Party A 1 independently, or may elect to claim the rights against one or more persons within the Breaching Party.

9.3	Party A, Party C and Party D shall undertake joint and several liabilities in respect of the liabilities for breach of contract undertaken by Party B hereunder.

9.4

The security measures (including without limitation, the joint and several liability guarantee arrangement and mortgage and pledge arrangement) as provided in Article 5 of the Investment Cooperation Agreement shall remain in full force and effect, and the principal debt covered by such guarantee arrangement shall include the repurchase amount, liquidated damages, damages and other payments payable by Party A and/or Party C and/or Party D to Mengxiang Education due to their breach of contract hereunder.

9.5

A party in breach of confidentiality obligation shall pay liquidated damages of RMB 1,000,000; where the liquidated damages are insufficient to cover the losses caused to other parties due to such breach, the party in breach shall be liable for compensating such losses.

Article X. Miscellaneous

10.1

Any dispute arising from or in connection with the Investment Cooperation Agreement and this Contract shall be submitted to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules. The arbitration award is final and binding upon all parties. In case of any inconsistency between the provisions on arbitration in the Investment Cooperation Agreement and this Contract, the provisions of this Contract shall prevail.

10.2

The parties confirm that, Party A, Party C, Party D and Party E shall resolve any dispute with Party B through friendly negotiation after the completion of the commercial registration of conversion of debts into equity hereunder or before the completion of review of the performance indicators for 2022 and the completion of valuation adjustment based on actual results at the beginning of 2023. During the above period, Party A and/or Party C and/or Party D and/or Party E shall not initiate arbitration before Beijing Arbitration Commission or litigation before any court. If Party A and/or Party C and/or Party D and/or Party E initiate legal proceedings such as arbitration or litigation for breach of contract, Party B shall have the right to request Party A and/or Party C and/or Party D and/or Party E to withdraw the application for arbitration or withdraw the action and re-negotiate the procedures. All arbitration and litigation costs incurred by Party B therefrom (including without limitation, costs and expenses of arbitration institutions and arbitrators, court litigation costs, attorneys’ fees, insurance costs, insurance premiums and travel expenses) shall be borne by Party A and/or Party C and/or Party D and/or Party E.

10.3

Delivery: Any documents (including but not limited to judicial documents, arbitration documents and other legal documents), notices and other communications in connection with this Agreement shall be made in writing and shall be delivered by express courier or email to the address first above written. Those sent by express courier shall be deemed as received 3 days after posting. Those sent by email shall be deemed as received 1 day after email is sent. If any Party change the address set forth in the first above written, it shall promptly notify the other Parties in writing of such change, otherwise it shall bear the adverse consequence of inability to deliver.

10.4

This Agreement shall be in seven counterparts and shall become effective upon the affixation of the signatures or company seals of the Parties and the signing of the respective legal representatives of the Parties, Party A, Party B, Party C and Party E shall hold one counterpart each, and the remaining three counterparts shall be kept by Party B for completion of relevant registration procedures. All copies of this Agreement shall have the same validity.

10.5

This Agreement is the final agreement with respect to conversion of debts into equity and valuation adjustment mechanism; if there is any inconsistency between this Agreement and other agreements, this Agreement shall prevail.

10.6

The Parties may separately reach written supplemental agreements for any matters not mentioned in this Agreement which shall constitute a part of this Agreement. Any Annex, modification or supplement hereto shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

(The remainder of this page is intentionally left blank)

(This page is the Signature Page one (1) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Pan Heyong, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party A 1: Pan Heyong

/s/

(This page is the Signature Page two (2) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Jiang Lihua, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party A 2: Jiang Lihua

/s/

(This page is the Signature Page three (3) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Pan Xinxin, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party A 3: Pan Xinxin
/s/

(This page is the Signature Page four (4) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Wang Qingqing, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party A 4: Wang Qingqing

/s/

(This page is the Signature Page five(5) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Pan Heshi, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party A 5: Pan Heshi

/s/

(This page is the Signature Page six(6) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Zhao Zeping, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party A 6: Zhao Zeping

/s/

(This page is the Signature Page seven(7) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Ye Fuying, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party A 7: Ye Fuying

/s/

(This page is the Signature Page eight (8) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Jiang Haitao, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party A 8: Jaing Haitao

/s/

(This page is the Signature Page nine (9) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Jiang Songtao, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party A 9: Jiang Songtao

/s/

(This page is the Signature Page ten(10) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Jiang Hongtao, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party A 10: Jiang Hongtao

/s/

(This page is the Signature Page eleven (11) of the Supplemental Agreement of the Investment Cooperation Agreement)

Party B: Zhejiang Lishui Mengxiang Education Development Co., Ltd. (seal)

Signature of legal representative:

/s/

Party C: Beijing Shangkun Education and Technology Development Co., Ltd., Ltd. (seal)

Signature of legal representative:

/s/

(This page is the Signature Page twelve (12) of the Supplemental Agreement of the Investment Cooperation Agreement)

Party D 1: Beijing Shangkun Education Holdings Group Co., Ltd. (seal)

Signature of legal representative:

/s/

(This page is the Signature Page thirteen (13) of the Supplemental Agreement of the Investment Cooperation Agreement)

Party E 1: Langfang City Rail Transit Technical School (seal)

Signature of legal representative:

/s/

(This page is the Signature Page fourteen (14) of the Supplemental Agreement of the Investment Cooperation Agreement)

Party E 1: Beijing Pengxiang Tianxia Education and Technology Co., Ltd. (seal)

Signature of legal representative:

/s/

(This page is the Signature Page fifteen (15) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Kuang Mei, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party E 2: Kuang Mei

/s/

(This page is the Signature Page sixteen (16) of the Supplemental Agreement of the Investment Cooperation Agreement)

I, Xu Jianling, have fully read the Supplemental Agreement of the Investment Cooperation Agreement (No. SK-LX 220325), and am aware of, understand and agree to accept all contents thereof.

Party E 3: Xu Jianling

/s/

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